Page Number

Reports of Independent Auditors..........................................II-F-2

Unilabs Group Limited and Subsidiaries Consolidated
Balance Sheets as of May 31, 1999, and 1998..............................II-F-3

Unilabs Group Limited and Subsidiaries Consolidated
Statements of Operations for the Years Ended
May 31, 1999, 1998 and 1997..............................................II-F-5

Unilabs Group Limited and Subsidiaries Consolidated
Statements of Stockholders' Equity for the Years
Ended May 31, 1999, 1998 and 1997........................................II-F-6

Unilabs Group Limited and Subsidiaries Consolidated
Statements of Cash Flows for the Years
Ended May 31, 1999, 1998 and 1997........................................II-F-8

Unilabs Group Limited and Subsidiaries Notes to
Consolidated Financial Statements for the Years
Ended May 31, 1999, 1998 and 1997........................................II-F-10

ATAG ERNST & YOUNG
6, rue d'Italie Telephone: ++41 22 318 06 18
 P.O. Box 3270 Telefax: ++41 22 312 01 70
 CH-1211 Geneva 3
 Switzerland

REPORT OF INDEPENDENT AUDITORS to the Board of Directors and Shareholders of UNILABS GROUP LIMITED, Tortola, British Virgin Islands

We have audited the accompanying consolidated balance sheets of Unilabs Group Limited and subsidiaries as of May 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended May 31, 1999. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unilabs Group Limited and subsidiaries at May 31, 1999 and 1998 and the consolidated results of their operations and their cash flows for the year ended May 31, 1999, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Geneva, Switzerland,
December 17, 1999                       ATAG ERNST & YOUNG

                                  /s/ C. PICCI                  /s/S. REID
                                  ----------------            -----------------
                                  C. Picci                        S. Reid

                        ATAG ERNST & YOUNG SA: offices in
         Basel, Aarau, Berne/Thun, Bienne, Brig, Chur, Fribourg, Geneva,
          Kreuzlingen, Lausanne, Lucerne, Neuchatel/La Chaux-de-Fonds,
              St. Gallen/Buchs, Sion, Solothurn, Winterthur, Zurich

                     Member of the Swiss Chamber of Auditors

                     UNILABS GROUP LIMITED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                             (Dollars in thousands)


                                                                 May 31
       ASSETS                                             1999            1998

CURRENT ASSETS:
 Cash and cash equivalents                               $5,752          $8,919
 Accounts receivable, net of allowance for doubtful
 accounts of $3,072 in 1999 and $2,940 in 1998           18,797          19,359
 Due from related companies                                 829           1,587
 Inventories                                              2,128           1,849
 Prepaid expenses                                         3,384           3,080
 Other current assets                                     2,199             411
                                                      ----------      ----------
 Total current assets                                    33,089          35,205
                                                      ----------      ----------
NON-CURRENT ASSETS:
 Intangible assets, net                                  43,905          44,344
 Property, plant and equipment, net                       7,677           8,812
 Investments in equity affiliates                           506             481
 Long-term investments                                   10,269          22,781
 Investment in UniHolding Corporation                    36,741           5,812
 Other assets, net                                           37             130
                                                      ----------      ----------
 Total non-current assets                                99,135          82,360
                                                      ----------      ----------
                                                       $132,224        $117,565
                                                       ========       ==========

                        See notes to financial statements

                     UNILABS GROUP LIMITED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                             (Dollars in thousands)


                                                                  May 31
    LIABILITIES AND STOCKHOLDERS' EQUITY                  1999             1998

CURRENT LIABILITIES:
 Bank overdrafts                                         $3,062          $4,010
 Current portion of lease payable                           605             809
 Payable to related parties                                  14             100
 Payable to UniHolding Corporation                          919           1,115
 Trade payables                                           6,633           6,656
 Accrued liabilities                                      4,253           6,017
 Current portion of long-term debt                        6,534           5,727
 Taxes payable                                            3,089           2,228
                                                      ----------      ----------
 Total current liabilities                               25,109          26,662
                                                      ----------      ----------
NON-CURRENT LIABILITIES:
 Lease payable                                              493             725
 Long-term debt                                          30,067          29,544
 Taxes payable                                               16              74
 Deferred taxes                                             220             179
                                                      ----------      ----------
 Total non-current liabilities                           30,796          30,522
                                                      ----------      ----------
 Total liabilities                                       55,905          57,184
                                                      ----------      ----------
MINORITY INTERESTS                                       12,168           9,440
                                                      ----------      ----------
COMMITMENTS AND CONTINGENCIES                                 -               -

STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value;
Voting; authorized 18,000,000 shares; issued
 5,763,050 at May 31, 1999 and 2,500,000
 at May 31, 1998
Non-Voting; authorized 2,000,000 shares; issued
 and outstanding -0- at May 31, 1999
 and 1998                                                   58              25
Additional Paid-in capital                              75,929          53,064
Accumulated other comprehensive loss                    (2,515)         (2,074)
Retained earnings                                        5,679          14,926
                                                      ----------      ----------
                                                         79,151          65,941
Less - cost of 500,000 shares of Common Stock
 held in treasury at May 31, 1999 and 1998              (15,000)        (15,000)
                                                      ----------      ----------
 Total stockholders' equity                              64,151          50,941
                                                      ----------      ----------
                                                       $132,224        $117,565
                                                      =========       ==========

                        See notes to financial statements

                     UNILABS GROUP LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Dollars in thousands)

                                                                                 Years ended May 31

                                                                      1999             1998              1997
                                                                                   (Unaudited)      (Unaudited)
REVENUE                                                              $98,619           $83,503          $92,635

Operating expenses:
 Salaries and related charges                                         39,306            32,618           37,431
 Supplies                                                             17,042            12,937           15,545
 Other operating expenses                                             23,304            22,220           21,526
 Depreciation and amortization of tangible assets                      2,909             3,065            5,112
 Impairment of investment                                             15,710             1,190                -
 Adjustment of carrying value of building                                  -                 -            5,805
 Amortization of intangible assets                                     3,154             2,638            5,367
 Adjustment of carrying value of goodwill in
  subsidiary                                                               -                 -           23,722
Other, net                                                             (536)             1,005           (1,025)

                                                                   ---------          ---------        ---------
OPERATING INCOME (LOSS)                                              (2,270)             7,830          (20,848)

Interest expense, net of interest income of $134,
 $891 and $268 in 1999, 1998 and 1997                                (1,994)              (238)          (2,965)
Gain on sale of subsidiary shares                                     3,761              6,007           16,164
                                                                   ---------          ---------        ---------
Income (loss) before taxes and minority interests                      (503)            13,599           (7,649)
Tax (provision) benefit                                              (4,019)            (2,585)           2,186
                                                                   ---------          ---------        ---------
Income (loss) from continuing operations before
 minority interests                                                  (4,522)            11,014           (5,463)
Minority interests in income of continuing operations
                                                                     (4,725)            (2,491)            (362)
                                                                   ---------          ---------        ---------
Income (loss) from continuing operations                             (9,247)             8,523           (5,825)
Loss from discontinued operations, net of tax
benefit of $-0-, $2,505 and $4,402 in 1999, 1998
and 1997 and minority interests                                           -             (2,820)          (3,033)
                                                                   ---------          ---------        ---------
NET INCOME (LOSS)                                                   ($9,247)            $5,703          ($8,858)
                                                                    ========          =========        =========


                        See notes to financial statements

                              UNILABS GROUP LIMITED
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)



                                                                    Paid-in        Retained
                                        Shares       Par Value      Capital        Earnings
Balances, May 31, 1996                  1,000             $1        $56,676        $19,081
(unaudited)
Excess of purchase price of
subsidiaries over                                                    (3,588)
predecessor
Net loss                                                                            (8,858)
Cumulative translation
adjustment
Comprehensive loss
                                    ------------      ---------     ---------     ----------
Balances, May 31, 1997                  1,000              1         53,088         10,223
 (unaudited)
Cancellation of shares with
 old par value                         (1,000)            (1)
Issuance of shares with new
 par value                          2,500,000             25            (24)
Distribution of GUCT                                                                (1,000)
Net income                                                                           5,703
Cumulative translation
 adjustment
Comprehensive income
                                    -----------       ----------    --------      ---------
Balances, May 31, 1998              2,500,000             25         53,064         14,926
Issuance of common stock            3,263,050             33         22,865
Net loss                                                                            (9,247)
Cumulative translation
adjustment
Comprehensive loss
                                    -----------       ----------    --------      ---------
Balances, May 31, 1999              5,763,050            $58        $75,929         $5,679
                                    ===========       ==========    ========      =========

                                   (continued)

                              UNILABS GROUP LIMITED
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (Dollars in thousands)
                                   (continued)


                                               Accumulated                           Total
                                                  Other           Treasury        Stockholders'
                                              Comprehensive        Stock            Equity
                                              Income/(Loss)

Balances, May 31, 1996                             ($239)        ($15,000)           $60,519
(unaudited)
Excess of purchase price of
subsidiaries over                                                                     (3,588)
predecessor
Net loss                                                                              (8,858)
Cumulative translation
adjustment                                        (2,811)                             (2,811)
Comprehensive loss                                                                   (11,669)
                                               ----------       ----------         ----------
Balances, May 31, 1997                            (3,050)         (15,000)            45,262
(unaudited)
Cancellation of shares with
old par value                                                                             (1)
Issuance of shares with new
par value                                                                                  1
Distribution of GUCT                                                                  (1,000)
Net income                                                                             5,703
Cumulative translation
adjustment                                           976                                 976
Comprehensive income                                                                   6,679
                                               ----------       ----------         ----------
Balances, May 31, 1998                            (2,074)         (15,000)            50,941
Issuance of common stock                                                              22,898
Net loss                                                                              (9,247)
Cumulative translation
adjustment                                          (441)                               (441)
Comprehensive loss                                                                    (9,688)
                                               ----------       ----------         ----------
Balances, May 31, 1999                           ($2,515)        ($15,000)           $ 64,151
                                                 ========        =========           ========


                        See notes to financial statements

                              UNILABS GROUP LIMITED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)


                                                                                Years ended May 31
                                                                       1999           1998            1997
                                                                                   (unaudited)     (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss) from continuing operations                         ($9,247)         $8,523        ($5,825)
Adjustments to reconcile net income to net cash
 provided by operations:
 Impairment of investment                                             15,710           1,190              -
 Minority interests in income                                          4,725           2,491            362
 Deferred taxes                                                           41           1,082         (3,188)
 Depreciation and amortization of tangible assets                      2,909           3,065          5,112
 Amortization of intangible assets                                     3,154           2,638          5,367
 Gain on sale of subsidiary shares                                    (3,761)         (6,007)       (16,164)
 Adjustment of carrying value of building                                  -               -          5,805
 Adjustment of carrying value of goodwill in
  subsidiary                                                               -               -         23,722
 Other non-cash (income) expenses                                        (16)            774         (1,236)
Net changes in assets and liabilities, net of
 acquisitions:
 Accounts receivable                                                     387          (2,066)        (1,450)
 Inventories                                                            (364)           (227)          (276)
 Prepaid expenses                                                       (425)         (1,762)           591
 Other current assets                                                 (1,827)          2,179            215
 Trade payables                                                         (228)             31            795
 Accrued liabilities                                                  (1,651)          1,530           (383)
 Taxes payable                                                           495            (246)        (1,130)
                                                                   ---------         --------       ---------
Net cash provided by operating activities                              9,902          13,195         12,317
                                                                   ---------         --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from issuance of ULSA share
capital, net of expenses                                                   -             (87)        16,152
Repayment of long-term debt                                          (12,676)           (168)       (20,115)
Cash proceeds from long-term debt                                      5,397          25,204              -
Proceeds (reimbursement) from (of) bank overdrafts                     1,981           2,868         (1,131)

Dividend paid to minority shareholders                                (1,820)         (3,662)          (209)
Repayment of lease debt                                                 (896)           (620)        (1,697)
Payment for purchase of UniHolding stock                                (936)         (1,726)          (696)
                                                                    ---------        --------       ---------
Net cash provided by (used in) financing activities                   (8,950)         21,809         (7,696)
                                                                    ---------        --------       ---------

                                   (continued)

                     UNILABS GROUP LIMITED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)
                                   (continued)

                                                                                Years ended May 31
                                                                      1999            1998             1997
                                                                                   (unaudited)      (unaudited)
CASH FLOWS FROM INVESTING ACTIVITIES:
 Payment for purchases of property and equipment                     (6,942)        (2,661)          (3,629)

Change in amounts due to/from affiliates and
 related companies, net                                                 (37)        (4,477)          (2,111)
Payment for acquisition of shares in subsidiaries                   (12,578)       (27,323)         (15,403)
Payment for acquisition of shares of preferred
 stock in GUCT                                                       (2,865)             -                -
Payment for purchase of intangible assets                              (994)          (842)             (59)
Proceeds from sale of subsid iary shares                              7,035          8,085           26,842
Proceeds from sale of assets                                         12,379              -                -
                                                                   ---------       ---------        ---------
Net cash provided by (used in) investing activities                  (4,002)       (27,218)           5,640
                                                                   ---------       ---------        ---------

Effect of exchange rate changes on cash                                (117)          (244)             131

Net increase (decrease) in cash and cash
 equivalents from continuing operations                              (3,167)         7,542           10,392

Net cash flows (used) by discontinued operations                          -         (3,329)          (6,984)

Cash and cash equivalents, beginning of year                          8,919          4,706            1,298
                                                                   ---------       ---------        ---------
Cash and cash equivalents, end of year                               $5,752         $8,919           $4,706
                                                                    ========       =========        =========


                        See notes to financial statements

                     UNILABS GROUP LIMITED AND SUBSIDIARIES
                          NOTES TO FINANCIAL STATEMENTS

               (Monetary amounts in 000's, except per share data)


1.     Description of the Company and Basis of Presentation

Unilabs Group Limited, a British Virgin Islands corporation ("UGL" or the "Company"), is a holding company. UGL is the majority shareholder of Unilabs SA, a Switzerland corporation ("ULSA"), which supplies clinical testing services in several European countries (the "Diagnostic Laboratory Division"), and, until the spin-off made in February 1998, UGL was also the sole shareholder of Global Unilabs Clinical Trials Limited, a British Virgin Islands corporation ("GUCT") supplying clinical trials testing for the pharmaceutical industry (the "Clinical Trials Division"). Prior to a February 25, 1999 reorganization (the "Reorganization") further described below, UGL was a wholly-owned subsidiary of UniHolding Corporation, a Delaware corporation ("UniHolding"). Although at May 31, 1999, UGL owned a controlling interest in UniHolding, due to the temporary nature of such ownership interest, UGL's investment in UniHolding is reflected in the accompanying consolidated balance sheet at historical cost. See Note 11.

UGL was formed in November 1993, when it acquired from Unilabs Holdings SA, a Panama corporation ("Holdings"), 70% of the equity of ULSA, and from Unilab Corporation, a Delaware corporation ("Unilab"), 100% of the equity of the predecessor to Unilabs Group (UK) Limited, a United Kingdom corporation
("UGUK"). On March 31, 1994, Holdings exchanged its 60% stake in UGL with UniHolding. Accordingly, as of May 31, 1995, UGL was 60%-owned by UniHolding and 40%-owned by Unilab. As of June 30, 1995, UGL acquired from Unilab 40% of UGL's common stock for a total consideration of $30,000. The consideration was paid $13,000 in cash, $2,000 through the assumption of a debt from Unilab to UGUK, and $15,000 in the form of a one-year, interest-bearing promissory note. The $15,000 promissory note, together with accrued but unpaid interest of $750, was subsequently converted into 1,394,963 newly- issued shares of UniHolding common stock on January 1, 1997. As consideration for settling the note due to Unilab, UniHolding received 20% of UGL's common stock which was held in treasury by UGL at that time.

The Reorganization

Until February 25, 1999, UGL was a wholly-owned subsidiary of UniHolding. As of February 25, 1999, UGL reached an agreement with Holdings, then a major shareholder of UniHolding, whereby Holdings received approximately 2.3 million newly issued shares of common stock of UGL in exchange for its UniHolding shares of common stock on a one-for-one basis. At the same time, UGL reached agreements with certain other non-US shareholders whereby such shareholders also received newly issued shares of common stock of UGL in exchange for their approximate 0.4 million UniHolding shares of common stock on the same one for one basis. Accordingly, effective February 25, 1999, UGL had gained control of UniHolding. Further, during the period from February 25 to May 31, 1999, UGL reached agreements with certain other non-U.S. shareholders of UniHolding, whereby such shareholders also received newly issued shares of common stock of UGL in exchange for their approximately 0.6 million UniHolding shares of common stock, also on the same one-for-one basis. In addition, also during the same period, a further aggregate of approximately 0.8 million UniHolding shares was acquired by UGL for a consideration consisting of approximately 14,000 bearer shares of ULSA common stock. As a result, as of May 31, 1999, UGL owned approximately 74% of UniHolding, while UniHolding owned approximately 38% of UGL. As more fully described in Note 11, UGL subsequently exchanged its shares of UniHolding common stock for 30,000 shares of UGL common stock held by UniHolding.

Acquisitions and disposals prior to the Reorganization

Clinical Trials Spin-off

As of February 27, 1998, UGL spun off its wholly owned investment in the common stock of GUCT to the shareholders of UniHolding, then UGL's sole shareholder. GUCT is the majority shareholder of TBL Holdings, Inc., a Delaware corporation ("TBLH" formerly known as UCT International, Inc.). TBLH supplies clinical testing services dedicated to the pharmaceutical industry in the United States and in Europe. In connection with the spin-off, UGL received $20,000 in non-voting, non-convertible, redeemable preferred stock of GUCT in exchange for previously existing inter-company debt. The redeemable preferred stock is entitled to non-cumulative dividends in the form of additional redeemable preferred stock for a period of five years, and to cash dividends thereafter. The preferred stock is redeemable at GUCT's option at any time during the first five years at a redemption price equal to its then face value. At the time of the spin-off of GUCT's common stock to the UniHolding shareholders, UGL's net investment in GUCT amounted to $12,164 being the aggregate of $9,000 of common stock, plus advances of $10,979, less accumulated losses incurred of $7,815. The Company valued the $20,000 of GUCT preferred shares received at this net investment value, which valuation reflected the uncertainty as to the timing and the possibility of recovery of the investment. Accordingly, at May 31, 1998, the GUCT preferred stock was carried at a value of $12,164 and is included under "Long-term investments" in the accompanying balance sheet. Revenues of the Clinical Trials Division were $9,000 for the period through February 27, 1998, being the date of the spin-off of such division and $7,000 and $4,400 for the years ended May 31, 1998 and 1997, respectively.

During the second half of calendar 1998, GUCT and UGL were informed that TBLH's operating subsidiaries were in need of substantial new capital to continue and satisfactorily develop their clinical trials operations, and that GUCT was unable to obtain the necessary funding. As a result of discussions held by GUCT with various potential partners throughout 1998, an agreement (the "DLJ Phoenix Agreement") was reached as of December 30, 1998, whereby a first-class third party investment bank, DLJ Phoenix, agreed to invest $7,500 in TBLH's subsidiaries, provided, among other conditions, that (1) DLJ Phoenix would have total management control over the business, and (2) GUCT or UGL would invest $2,500. As GUCT had no funds available for such a transaction, UGL agreed to fund such additional investment, essentially with a view to protect its own original investment in GUCT, in which UGL continued to own approximately $20,000 of non-voting and non-convertible preferred stock, as described above. UGL and GUCT agreed that this additional financing of GUCT by UGL was structured such that GUCT owns the shares newly issued by TBLH's subsidiaries, and UGL owns additional non-voting, non- convertible, redeemable preferred stock of GUCT with a face value equal to the amount of the additional investment, $2,500 plus $500 of extra funding. The terms of the additional preferred stock include conditions that will enable UGL to share the upside potential, if any, of the GUCT investment. The DLJ Phoenix Agreement further provided that, if the operating subsidiaries met certain business targets by June 30, 1999, an additional investment of $4,500 and $1,500, respectively, would be made in the second half of calendar 1999 by DLJ Phoenix and GUCT and/or UGL, respectively. On July 22, 1999, GUCT and UGL were informed that one of such business targets would not be met and that the additional investment, in the form provided by the DLJ Phoenix Agreement would not be made. Instead, another form of financing was proposed, which all of TBLH, GUCT and UGL declined to participate into. Subsequently, GUCT and UGL were informed that DLJ Phoenix had decided not to provide additional financial support to TBLH's subsidiaries, and had decided to look for alternative solutions including a sale of operations or a liquidation. Accordingly, UGL's management has performed a careful review of the value of the GUCT preferred stock held as of May 31, 1999, considering the situation described above. As a result of such review, UGL's management has concluded that there was a permanent impairment in the value of GUCT, and that it was therefore necessary to record a $15,197 write-down in the aggregate value of the GUCT preferred stock, now carried at a net amount of $0 in the accompanying balance sheet as of May 31, 1999.

For the same reason, UGL has recorded a provision of $513 as of May 31, 1999, on an account receivable from one of TBLH's subsidiaries.

Other Acquisitions and Disposals

During the year ended May 31, 1998, ULSA acquired from third parties 100% of the equity of Institut Bio- Analytique Medical SA, a Geneva company, and related companies and 100% of the equity of Laboratoire Medical Pierre-Alain Gras SA, a Geneva company, at an aggregate cost of $25,260. Those acquisitions were accounted for as purchases and the excess of the assets contributed over the fair value of the assets acquired, $20,042, was allocated to goodwill and is being amortized by ULSA over a period of 20 years.

Also during the year ended May 31, 1998, ULSA sold UGUK to a third party for $13,119, consisting of a $1,312 payment in cash and the balance in non-voting, redeemable preferred shares of the purchaser, Focused Healthcare (Jersey) Ltd. ("FHL"), a Jersey investment company. FHL is controlled by a former director of Unilab Corporation, who is also affiliated to Health Strategies Limited, a Jersey Channel Island corporation ("HSL") with which ULSA entered into certain other agreements during prior periods not presented herein. The agreement with FHL called for a disposal price equal to the net book value of UGUK at May 31, 1997. After reversal of cumulative translation and other adjustments of $1,550 related to UGUK, reduced by legal and other costs related to the disposal of $1,434, ULSA recorded a net gain on disposal of $116. Subsequently during fiscal 1998, ULSA recorded a write-down of approximately $1,190, which reflects ULSA's appraisal of the uncertainty as to the timing and the possibility of recovery of its investment in FHL. Such amount of preferred shares are therefore carried at a value of $10,269 and $10,617 as of May 31, 1999 and 1998, respectively, and is included under "Long-Term investments" in the accompanying balance sheet. UGL has been informed by FHL that certain discussions are currently taking place with a third party, with a view to merge UGUK with, or sell UGUK to, this third party. UGL has indicated that it will not veto a transaction which will enable it to recover the amount of the FHL preferred stock currently recorded on ULSA's books. See also Note 11.

In connection with the sale of UGUK, ULSA agreed to purchase from the latter the London building which housed most of UGUK's operations ("Bewlay House"), through its subsidiary Placelite Ltd. On July 8, 1998, ULSA completed this transaction and acquired a 999-year leasehold in Bewlay House for a purchase price of GBP 7,500 ($12,322). The Company simultaneously entered into rental agreements with the tenants of the building. On February 25, 1999, the Company closed on definitive agreements to sell the building to a third party for cash consideration of approximately GBP 7,461 ($12,000), net of all related costs and expenses. No significant gain or loss, other than resulting from currency changes, was made as compared to the carrying value of the building.

On May 20, 1999, ULSA acquired from a third party, 55% of the equity of Gespower (Belgium) SA ("Gespower"), at a cost of CHF 2,555 ($1,675). Gespower is a company involved in information technology services, mainly with clients active in the health care industry. The acquisition of Gespower was accounted for as a purchase and the excess of the assets contributed over the fair value of the assets acquired, $1,665, was allocated to goodwill and is being amortized by ULSA over a period of 20 years.

2.     Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and include the accounts of UGL and its majority-owned subsidiaries except for UniHolding. Although at May 31, 1999, UGL owned a controlling interest in UniHolding, due to the temporary nature of such ownership interest, UGL's investment in UniHolding is reflected in the accompanying consolidated balance sheet at historical cost and not by consolidation accounting. See Note 11. All significant intercompany accounts and transactions have been eliminated. See "The Reorganization" above.

Investments in significant 20 to 50%-owned affiliates or in which the Company otherwise exercises significant influence are accounted for by the equity method of accounting, whereby the investment is carried at cost of acquisition, plus the proportionate equity in undistributed earnings or losses since acquisition. Valuation allowances are provided where management determines that the investment or equity in earnings is not realizable.

The Company's policy as regards the accounting treatment of gains or losses arising from the issuance by any of the Company's subsidiaries, of such subsidiaries stock, is to record such gain or loss presently in income. Such aggregate gain or loss is classified in the income statement classification "Gain on sale of subsidiary shares".

Use of estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from these estimates.

Inventories

Inventories,   which  consist   principally  of  purchased  clinical  laboratory
supplies, are valued at the lower of cost (first-in, first-out method) or market.

Revenue Recognition

Revenue from performing laboratory testing services is recognized at the time service is provided and is based on the amount billed or billable.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 33 years. Property and equipment includes items acquired under finance leases, which are capitalized, and the related equipment is amortized over its useful life. Leasehold properties are depreciated over the lease period, which may range from 1 to 10 years and leasehold improvements are depreciated using the straight-line method over the remaining term of the related lease or their useful life, whichever is shorter. Purchased data processing software costs which is considered to have a useful life of over one year is amortized over periods not exceeding 5 years.

Goodwill

Goodwill represents the excess of cost over the fair value of net tangible and identifiable intangible assets acquired and is amortized using the straight-line method. Goodwill is evaluated periodically based on undiscounted expected future cash flows and adjusted if necessary, if events and circumstances indicate that a permanent decline in value below the current unamortized historical cost has occurred. During the year ended May 31, 1997, ULSA revised its estimate of the useful life of existing goodwill from 40 to 20 years. The net effect of such change was a charge of $3,025, which is included in the income statement classification "Amortization of intangible assets".

Other Intangible Assets

Customer lists are recorded at cost and amortized utilizing the straight-line method over periods determined by the relative circumstances but not exceeding 15 years. The value of the customer lists is reviewed and evaluated periodically by management and adjusted, if necessary, if events and circumstances indicate that a permanent decline in value below the current unamortized historical cost has occurred.

Income Taxes

The Company accounts for income taxes utilizing the liability method requiring the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes.

The Company currently provides income taxes on the earnings of foreign subsidiaries to the extent they are taxable or expected to be remitted. The Company is registered in the British Virgin Islands as an International Business Corporation, and is therefore not subject to any tax in the British Virgin Islands for any income realized by and from its subsidiaries outside of such jurisdiction.

Foreign Currency Translation

The Company's principal operations are located in Switzerland and various other countries. As a result, a significant part of net assets, revenues and expenses are denominated in the currency of those countries, while the accompanying consolidated financial statements of UGL are presented in US dollars. Assets and liabilities denominated in foreign currencies are translated at the exchange rates in effect at the balance sheet date. Revenues and expenses denominated in foreign currencies are translated at the weighted average exchange rates for the period. Net gains and losses arising upon translation of local currency financial statements to US dollars are accumulated in a separate component of Stockholders' Equity, the Cumulative Translation Adjustment account.

Foreign Currency Transactions

Gains and losses resulting from foreign currency transactions and changes in foreign currency positions are included in income or expense currently. Other income includes exchange losses of $823, $5, and $248 in fiscal 1999, 1998 and 1997, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

The carrying amount reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying amount reported for outstanding bank indebtedness approximates fair value because the debt is generally at a variable rate that reprices frequently. The Company believes that its non-bank indebtedness approximates fair value based on current yields for debt instruments of similar quality and terms.

Concentration of credit risk

The Company maintains cash and cash equivalents, and investment securities with various financial institutions. The Company limits its concentration of these financial instruments with any one institution, and periodically reviews the credit standings of these institutions. The Company's subsidiary ULSA has a large and diverse customer base, thereby minimizing the credit risk of any one customer to accounts receivable amounts. In addition, whenever applicable, each ULSA business unit performs ongoing credit evaluations of their customers' financial condition.

3.     Property, Plant and Equipment, net, and Intangible Assets

Property, plant and equipment, net consists of the following:

                                                May 31, 1999       May 31, 1998
Land and buildings                                  $ 218              $ 942
Long-term leasehold and improvements                8,948              9,007
Furniture and fittings                              3,535              3,170
Laboratory and office equipment                    21,461             20,544
Capitalized data processing software                1,824              1,862
                                                ----------          ----------
                                                   35,986           $ 35,525

Less: Accumulated depreciation                    (28,309)           (26,713)
                                                ----------          ----------
                                                  $ 7,677            $ 8,812
                                                  =======            =======


Amounts charged to expense for depreciation of tangible assets, including assets under capital lease, was $2,909, $3,065, and $10,917 in the years ended May 31, 1999, 1998 and 1997, respectively. During the year ended May 31, 1997, as a result of its decision to sell a building used by its UK operations, ULSA reconsidered the carrying value of such building, and recorded a one-time charge of $5,805 (the equivalent of pound 4,000) to adjust such carrying value to its then currently estimated market value.

The net amount of capitalized data processing software is $31 and $106 as of May 31, 1999 and 1998 respectively. The amount of assets under capital leases is $4,725 ($1,516 net of accumulated depreciation) and $4,476 ($1,725 net of accumulated depreciation) as of May 31, 1999 and 1998 respectively.

Intangible assets consist of:


                                           May 31, 1999       May 31, 1998
 Goodwill                                    $ 55,119           $ 50,577
 Customer lists                                 7,105              6,938
 Other                                            841                694
                                            ----------          ----------
                                               63,065             58,209

 Less : Accumulated amortization              (19,160)           (13,865)
                                            ----------          ----------
                                             $ 43,905           $ 44,344
                                             ========           ========


Amortization of intangible assets was $3,154, $2,638, and $29,089 in the years ended May 31, 1999, 1998 and 1997. During the year ended May 31, 1997, ULSA revised its estimate of the useful life of existing goodwill from 40 to 20 years. The net effect of such change was a charge before tax effect of $3,025, which is included in the income statement classification "Amortization of intangible assets".

Further, during the year ended May 31, 1997, management performed its periodic evaluation of ULSA's goodwill, based on undiscounted expected future cash flows. As a result thereof, in view of unexpected delays in returning UK operations to a level of profitability meeting management's criteria, and in view of the then present and estimated future profitability of such operations, ULSA recorded a charge before tax effect of $23,722 to adjust such goodwill.

4.    Long Term Debt

 Long term debt consists of the following:

                                                May 31, 1999       May 31, 1998
 Senior secured debt :
 ULSA Credit Facilities                           $ 29,902           $ 34,644
 Other debt                                          6,699                627

Capital leases, net of interest
 component                                           1,098              1,534
                                                 ----------          ----------
                                                    37,699             36,805
 Less: current portion                              (7,139)            (6,536)
                                                 ----------          ----------
                                                  $ 30,560           $ 30,269
                                                  ========           ========

Senior Secured Debt

Senior secured debt consists of credit facilities granted by banks in Swiss francs. Such debt is secured by a pledge of the common stock of substantially all of ULSA's subsidiaries, and contains covenants of a customary nature, including restriction of the use of $2,740 of cash and cash equivalents only for future acquisitions or capital expenditures. In addition, one facility of CHF 12,500 is secured by the pledge of 48,000 ULSA bearer shares.

Interest on long term debt is generally at market rates plus a margin, and depends upon actual utilization of the facilities and the maturity of the debt instruments. At May 31, 1999, the effective average interest rate is approximately 3.25% per annum, with the exception of the CHF 12,500 facility for which the effective interest rate is approximately 5.25% per annum.

In connection with the disposal of the UK operation by ULSA, all of the debt related to that operation was disposed of. See Note 1 regarding disposal of UK operations.

As of May 31, 1999, the Company has a total of CHF 8,400 (approximately $5,500 at the May 31, 1999 rate of exchange) available and unused under its credit facilities.

Maturities

At May 31, 1999, future scheduled principal payments of long-term debt and capital lease obligations are as follows:

     Fiscal year                              Net obligation

      1999/2000                                 $  7,139
      2000/01                                     10,341
      2001/02                                      4,087
      2002/03                                     16,132
                                                ----------
                                                 $37,699
Current maturities                                (7,139)
                                                ----------
                                                 $30,560
                                                ==========


5.       Income Taxes

The Company currently provides income taxes on the earnings of foreign subsidiaries to the extent they are taxable or expected to be remitted. The Company is registered in the British Virgin Islands as an International Business Corporation, and is therefore not subject to any tax in the British Virgin Islands for any income realized by and from its subsidiaries outside of such jurisdiction.

Deferred income tax assets and liabilities are provided for temporary differences between financial statement income and the amounts currently taxable in the jurisdictions in which operations are taxed. Income (loss) before income taxes and minority interests of domestic and foreign corporations is as follows:

                                      Years ended May 31
                             1999           1998               1997
                                        (unaudited)        (unaudited)

 U.S.                $         -      $          -       $         -
 Foreign                    (503)           13,599            (7,649)
                        ---------       -----------        -----------
 Total                    ($ 503)         $ 13,599          ($ 7,649)
                          =======

The provision (benefit) for income taxes is as follows :


                                      Years ended May 31

                             1999           1998               1997
                                        (unaudited)         (unaudited)
 Current:
 Foreign                 $ 3,978           $ 3,037               $ 864

 Deferred:
 Foreign                      41              (452)             (3,050)
                        ---------       -----------         -----------
 Total                   $ 4,019           $ 2,585            ($ 2,186)
                        ========        ===========         ===========


A reconciliation between the actual income tax expense (benefit) and income taxes computed by applying the US Federal income tax rate of 34% to earnings before taxes and minority interests is as follows (in thousands) :

                                                   Years ended May 31

                                             1999           1998          1997
Computed income taxes at rate of
34%                                         ($171)         $4,624      ($2,601)
Impact of difference between
statutory and US tax rates                  2,959          (2,028)      (3,799)
Non-deductible goodwill                       972               -            -
Withholding tax on dividend from
ULSA to UGL                                   909             769            -
Effect of adjustment of carrying
value of building                               -               -       (1,916)
Effect of change in amortization
period for goodwill                                                       (510)

Effect of adjustment of carrying                                -        4,383
value of goodwill in subsidiary
Change in valuation reserves on
deferred tax assets                          (559)           (697)       2,143
Other                                         (91)            (83)         113
                                          ----------     ----------   ----------
                                           $4,019          $2,585      ($2,186)

The deferred tax assets and liabilities as of May 31, 1999, are as follows :


                                              Assets     Liabilities

 Depreciation of tangible assets         $          -             72
 Amortization of intangibles                                     300
 Operating loss carry forwards                    466   $          -
                                             ---------      ---------
                                                  466            372
 Valuation allowance                             (314)             -
                                             ---------      ---------
                                                $ 152          $ 372
=                                            ========       ========

The deferred tax assets and liabilities as of May 31, 1998, are as follows:

                                             Assets      Liabilities

 Depreciation of tangible assets                $ -             $ 33
 Amortization of intangibles                      -              303
 Operating loss carry forwards                1,030                -
                                           ---------       ---------
                                              1,030              336
 Valuation allowance                           (873)               -
                                            --------       ---------
                                               $ 157           $ 336
                                               =====           =====


The net change in the valuation allowance for deferred tax assets relates to utilization of tax loss carry forwards which were previously not thought to be realizable, but were realized or became realizable during the current period.

Certain subsidiaries have incurred losses, which can be used to offset their taxable income for up to seven years after incurring the losses, depending on the applicable tax legislation. Total net operating loss carry forwards amount to approximately $1,400 ($6,400 at May 31, 1998). Management has reviewed the probability of realization of the tax benefits that may arise from these losses being carried forward. Based on the estimated realization, the Company has reserved for the tax benefits in all cases where it has not been satisfied that it is more likely than not that the benefits will be realized. Therefore, the Company has recognized deferred tax assets of $152 ($157 at May 31, 1998). The major portion of underlying net operating loss carry forwards is expected to expire starting in 2002.

6.       Stockholders' Equity

As of May 31, 1997, UGL had one class of common stock, comprised of 1,000 bearer shares of $1.00 par value each. In April 1998, the Memorandum of Association was amended, and the share capital was divided into 18,000,000 authorized shares of voting common stock of $0.01 par value each and 2,000,000 authorized shares of non-voting common stock of $0.01 par value each. UniHolding's then ownership interest of 800 bearer shares of $1.00 par value each were converted into 2,000,000 shares of voting common stock, representing at that time 100% of UGL's outstanding shares of common stock, while UGL's 200 bearer shares of $1.00 par value held in treasury were converted to 500,000 shares of voting common stock.

ULSA Stock Purchase Plan

In January 1999, ULSA's Board of Directors adopted a Stock Purchase Plan whereby certain bearer shares of ULSA common stock held by ULSA as treasury stock can be purchased by directors and key officers of ULSA, its subsidiaries and affiliates, in quantities at the discretion of the ULSA Board of Directors. 7,500 bearer shares of ULSA's common stock were so offered in January 1999, at prices lower than the last quoted sale price on the date of the subscription, which difference aggregated $680, reflecting certain restrictions for resale attached to such shares, and has been expensed. All such shares offered were purchased.

The Company does not have a stock option plan.

Capital Stock of Subsidiary and Initial Public Offering by Subsidiary

During the year ended May 31, 1997, ULSA acquired 3,750 bearer shares (or 1.9%) of its own common stock from unaffiliated investors in ULSA for a total consideration of SFr.2,010 ($1,550), all of which was paid during the period.

In February 1997, ULSA acquired 10,000 bearer shares (or 5.0%) of its own common stock from UniHolding's then controlling shareholder, Unilabs Holdings SA, for a total consideration of SFr. 6,500 ($5,000), which was paid through a partial set-off of advances previously made. In March 1997, ULSA acquired a further 10,000 bearer shares (or 5.0%) of its own common stock from Holdings, for a total consideration of SFr. 6,500 ($5,000), which was paid through a partial set-off of advances previously made. The excess of the purchase price over the predecessor cost ($3,329) was debited to paid-in capital. According to the related purchase contracts, the purchase price was subject to an adjustment whereby UGL and Holdings would share on an equal basis any difference between the purchase price initially set and the price per share on the first day of trading of the ULSA shares on the Swiss Exchange after the ULSA initial public offering discussed below. Based upon the last price paid on April 25, 1997 (the first day of trading of the ULSA shares on the Swiss Exchange), of SFr. 705 per new ULSA bearer share, an amount of SFr. 550 became due by UGL to Holdings and was paid through a partial set-off of advances previously made.

During the year ended May 31, 1997, in conformity with UniHolding's plans to maximize shareholder values, UGL organized an initial public offering of ULSA's newly-issued and existing shares. In anticipation thereof, UGL sold an aggregate of 30,000 shares (or 15.0% of ULSA's then equity) of ULSA's common stock to three financial institutions for a total consideration of SFr. 19,500 (approximately $15,000). As a result of this series of transactions, UGL owned approximately 84% of ULSA as of March 31, 1997. As of April 24, 1997, the initial public offering closed. The offering was made at the price of SFr. 675 per bearer share. The offering comprised the issuance by ULSA to the public of a further 20% of its equity, and the sale by UGL of a portion of its holding in ULSA, thereby diluting UGL's equity holding in ULSA to 60% post-initial public offering. The shares of ULSA have been listed on the Swiss Exchange since April 25, 1997. UGL recorded an aggregate gain of $16,164 from the sales of ULSA stock during the year ended May 31, 1997.

During the year ended May 31, 1998, UGL and ULSA purchased 3,260 shares of ULSA stock, and sold 18,150 shares of ULSA stock, either on the market, or in private transactions at prices substantially equal to market and recorded an aggregate gain from such sales of $6,007.

During the year ended May 31, 1999, UGL and ULSA purchased 28,840 shares of ULSA stock, and sold 34,756 shares of ULSA stock, either on the market, or in private transactions at prices substantially equal to market and recorded an aggregate gain from such sales of $3,761.

7.       Related Party Transactions

Advances to and from related companies bear an interest rate based on the 3 months LIBOR plus 2% per annum. These advances are unsecured.

During the year ended May 31, 1997, ULSA entered into a management services contract with a company in which the Chairman of UGL's Board of Directors is a director. Under this contract, a subsidiary paid SFr. 720 ($610 at the then average exchange rate), SFr.720 ($492 at the then average exchange rate) and SFr.835 ($581 at the then average exchange rate) during the years ended May 31, 1997, 1998 and 1999.

During the years ended May 31, 1997, 1998, and 1999, a subsidiary of ULSA paid SFr. 720 ($610 at the then average exchange rate), SFr.720 ($492 at the then average exchange rate), and SFr.835 ($581 at the then average exchange rate) for consultancy services to a company affiliated with a Director of UGL.

During the years ended May 31, 1998 and 1999, pursuant to a management consulting agreement, GUCT paid $300 per annum to a company affiliated with these two directors of the Company.

8.       Retained Earnings

Retained earnings of UGL's Swiss subsidiaries are partially restricted by law as to distribution. Restricted amounts (including temporary restrictions) were approximately $20,557 and $17,997 at May 31, 1999 and 1998, respectively.

9.       Retirement plans

All of ULSA's employees participate in the pension or retirement plans legally required in their place of work. All of such plans are defined contribution plans. Under all such plans, which are administered by third parties, contributions are made by the employees and by ULSA. This contribution is expensed in the period that the cost is incurred.

Total benefit plans expenses were approximately $1,504, $1,247, and $1,336 for the years ended May 31, 1999, 1998 and 1997 respectively.

ULSA does not maintain any plans for other post-employment or post-retirement employee benefits.

10.      Commitments and Contingencies

       The Company is obliged under capital and operating leases for laboratory premises, offices and equipment expiring at various times through 2005. Minimum lease payments for leases that have initial or remaining noncancellable terms in excess of one year approximate:

                                                                       Capital
Fiscal year                                    Operating leases         leases

1999/2000                                            $ 2,946            $ 641
2000/01                                                2,313              337
2001/02                                                1,377              164
2002/03                                                  934               21
2003/04                                                  597                -
2004/05                                                  246                -
                                                                      --------
 Minimum lease payments                                                 1,163
 Amount representing interest                                             (65)
                                                                      --------
 Present value of net minimum lease                                    $1,098
 payments                                                             ========

Operating lease expenses, which relate to the rental of buildings, office furniture and equipment of UGL's subsidiaries, were approximately $4,036, $3,984, and $3,220 for the years ended May 31, 1999, 1998 and 1997 respectively.

Certain key officers of ULSA have employment agreements that provide for aggregate annual salaries of approximately $1,500 and which include non-competition clauses. In the event that ULSA invokes such clauses after termination of the employment agreements, ULSA may be obligated, under certain circumstances, to compensate these individuals for differences in salary between the compensation paid to them by ULSA on the date of the expiration of the employment agreements and their new annual salaries.

In connection with the initial public offering of ULSA's bearer shares on April 25, 1997, UniHolding, UGL, ULSA, as well as certain of their direct and indirect shareholders, have agreed for a certain period of time to respect certain restrictions regarding the transfer and listing of ULSA's shares held by them and the maintenance of the existing shareholder control. The restrictions are summarized as follows: (a) no sale or other transfer of ULSA's bearer shares and/or registered shares until April 25, 1999, without the prior written consent of the lead manager of the initial public offering; (b) no listing of ULSA's registered shares on any securities exchange for a period of five years from April 25, 1997; and (c) maintenance of existing majority ownership and effective control of ULSA until April 25, 1999.

In the normal conduct of their business, UGL and ULSA may be a party to certain litigation. As of May 31, 1999, ULSA is a party to a litigation in connection with a clinical test. While the proceedings are still at an early stage, in the opinion of management and ULSA's legal counsel, the resolution of this matter should have no material effect, if any, on the financial position or results of operations of ULSA or UGL.

The Company's assets as of May 31, 1999 are located in the following countries (amounts shown are percentages of the Company's total assets and reflect the underlying location of the investment in the case of the Company's long-term investments): Switzerland - 47%; United States and British Virgin Islands - 35%; United Kingdom - 8%; Spain - 5% and Other - 5%. The Company's revenues for the year ended May 31, 1999 were generated in the following geographic locations countries (amounts shown are percentages of the Company's total revenues for the year ended May 31, 1999): Switzerland - 84%; Spain - 9% and Other - 7%.

11.      Subsequent Events

On September 3, 1999, pursuant to separate board of director resolutions of the UniHolding and UGL board of directors, which resulted from discussions between the boards of directors of UniHolding and UGL, UniHolding agreed to transfer to UGL 30,000 shares of UGL common stock, and UGL agreed to transfer to UniHolding, UGL's entire shareholding of UniHolding common stock. Pursuant to these resolutions, as of September 3, 1999, UGL did not own any UniHolding shares, while UniHolding owned a balance of approximately 2.0 million shares of UGL common stock, or approximately 37% of UGL's equity.

On October 1, 1999, ULSA closed on an agreement with FHL regarding the disposal of the non-voting, redeemable preferred shares of that company. As of that date, FHL merged its UK laboratory subsidiary into another laboratory owned by Advanced Pathology Services Ltd., England. In connection therewith, ULSA sold its FHL preferred shares against an immediate cash payment of (pound)3,000 ($4,800), with the balance being essentially constituted of notes due within 4 years payable by Advanced Pathology Services.

On December 21, 1999, ULSA closed on an agreement with Advanced Pathology Services Ltd., England, regarding the disposal of Unilabs International (UK) Ltd., a subsidiary engaged in the marketing of pathology services in the Middle East. The sale consideration was agreed at (pound)538 ($860), in the form of a note payable on December 21, 2003.

12.      Supplemental Disclosures of Cash Flow Information
                     (in thousands)
                                            Years ended May 31
                                1999            1998             1997
                                            (unaudited)      (unaudited)
Cash paid during the
  year for:
Interest                        $1,914          $1,039           $2,003
Income taxes                     2,438           2,179            2,102

Capital lease obligations of $465, $955 and $1,904 were incurred during the years ended May 31, 1999, 1998 and 1997, respectively.